September 25, 1996



Mr. William D. Fuchs
1016 West Ninth Avenue
King of Prussia, PA  19406

Dear Bill:

It is indeed a pleasure to confirm NovaCare's offer of employment and your acceptance to become President and General Manager, Integrated Delivery Systems Division. The management team is very pleased that someone of your stature and experience will be helping shape NovaCare's future. Equally important, we believe that you will contribute in a significant way to the building of a culture based on values. Your experience and leadership was an important part of our decision, and we look forward to your contributions in this regard.

The offer of employment is as follows:

- Base Salary - You will be paid $9,615.38 on a bi-weekly basis as that is our method of payment. This annualizes to a base salary of $250,000.

- Incentive Opportunity - You will be eligible to participate in the Nova Care Executive Incentive Compensation Plan as approved by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Your opportunity will be 50% of your base salary to a maximum of 100% of your base salary. This incentive is based on performance against objectives which you and Tim will negotiate. Bonuses are normally distributed after the end of the 1997 fiscal year, provided you are still employed by NovaCare at that time. An incentive plan document will be forthcoming from Bud Locilento.

- Equity - You will receive an initial stock option grant of 100,000 stock options priced at the end of business on your first day of employment, subject to approval of the Compensation Committee. It is anticipated that you will begin on Wednesday,
  September 25, 1996.    This grant will vest in five equal
  installments of 20% each starting with the first anniversary of your date of employment. Thereafter, you will be eligible to participate in NovaCare's Stock Option Plan and receive an annual grant based upon your performance against objectives and approved by the Board of Directors.

- Officer Status - You will be elected as an Officer of the Corporation, subject to the approval of the Board of Directors at its next scheduled meeting.

- Supplemental Benefits Plan - You will be eligible to participate in NovaCare's Supplemental Benefits Plan as a Level I executive. You will receive a plan description under separate cover. A representative of the Benefits Department will contact you to explain this plan in detail.


William D. Fuchs
September 25, 1996
Page Two


- Relocation - NovaCare will provide relocation benefits including reasonable and customary closing costs for the sale of your current residence and the purchase of a new residence in Pennsylvania. A summary is enclosed for your review. In addition, other relocation benefits will include:

     - NovaCare will provide you with an equity loan equal to the amount of equity in your current residence for a period of one year. The loan will be collateralized by your current residence and callable upon your termination, the sale of your house or the expiration of the one-year loan period, whichever occurs first.

     - To the extent that relocation reimbursements are taxable, NovaCare will gross up these reimbursements to offset tax liabilities during the year in which they occur.

     - Understanding your need for extended temporary housing due to your decision to allow your daughter to finish this school year in Florida, you and I will arrive at a reasonable time period during which this benefit will be provided. You will also be provided a rental car under the same circumstances.

- Benefits - You will be eligible to participate in any and all of the group benefit plans that NovaCare offers. A benefits brochure will be forwarded to you; and Debbie Kelly, Director of Benefits, will contact you to explain our plans and enroll you and your family.

- Paid Time Off - You will receive four weeks of Paid Time Off on an annual basis.

-    Non-Compete and Confidentiality Agreement - Restrictions
  You acknowledge that the services to be rendered by you to NovaCare are of a special and unique character. You have been asked to help us develop a new approach to market integration in our key markets throughout the United States. You will bedeveloping key customer contacts and relationships and a knowledge of how our information and management systems are structured to enable us to compete effectively in those markets. Those contacts and that knowledge will give us a competitive advantage and could be used to our significant detriment by our competitors. Therefore, in order to induce NovaCare to enter into this Agreement, and in consideration of your employment hereunder and NovaCare's agreement to make salary continuation payments as more fully described in the following paragraph (b) below, you agree, for the benefit of NovaCare, that you will not, during the period of your employment with NovaCare and for two
  (2) years thereafter commencing on the date of termination of your employment with NovaCare:

  (a) engage, directly or indirectly, whether as principal, consultant, employee, officer, director, partner, agent, stockholder, limited partner or other investor (other than an investment of (i) not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded or (ii) not more than five percent (5%) of the ownership interest of any partnership or other entity) or otherwise, within the United States of America, with any firm or person in any activity or business venture which is in competition with any line or lines of business being conducted by NovaCare or any subsidiary of NovaCare for which you have at the date of termination of your employment with NovaCare, or have had at any time during the two-year period prior to such termination, supervisory or managerial responsibility;

  (b) solicit or entice or endeavor to solicit or entice away from NovaCare or employ, directly or indirectly, any person who was an employee of NovaCare or of any subsidiary at any time during the two-year period ending on the date of termination of your employment with NovaCare either for your own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of NovaCare except that this restriction shall not apply in the case of any person whose employment shall have been terminated by NovaCare; or(c) solicit or entice or endeavor to solicit or entice away any of the clients or customers of NovaCare, either on your own account or on behalf of any other person.

  William D. Fuchs
  September 25, 1996
  Page Three


  You agree that if, in any proceeding, the court or other authority refuses to enforce the confidentiality and non-compete covenants set forth herein because such covenants cover too extensive a geographic area or too long a period of time, any such covenant will be deemed appropriately amended and modified in keeping with the intention of the parties, to the maximum extent permitted by law.

  You acknowledge and agree that the confidentiality and non-compete covenants and agreements set forth herein are reasonable in all respects, and necessary in order to protect, maintain and preserve the value and goodwill of the business and other legitimate business interests of NovaCare. You acknowledge and agree that the covenants and agreements set forth in this Agreement are a material reason for the payment of the compensation and benefits provided for in this Agreement.

  In the event of a breach or threatened breach by you of any of the confidentiality and non-compete provisions of this Agreement, you hereby consent and agree that NovaCare will be entitled to pre-judgment injunctive relief or similar equitable relief, designed to maintain the status quo ante pending arbitration under this Agreement, as described below, by restraining you from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by you under this Agreement, without the necessity of showing any actual damage or that only damages would not afford an adequate remedy and without the necessity of posting any bond or other security. You hereby consent to the jurisdiction of the federal courts located in the Eastern District of Pennsylvania and the state courts operating within the geographical area included in such District for any proceedings hereunder.

  Arbitration - We will attempt amicably to resolve disagreements and disputes hereunder by negotiation. If the matter is not amicably resolved through negotiation, within thirty (30) days after written notice from either party, and controversy, dispute or disagreement arising out of or relating to this Agreement, or the breach thereof, will be subject to exclusive, final and binding arbitration, which will be conducted in Philadelphia, PA, in accordance with the National Health Lawyers Association ("NHLA") Alternative Dispute Resolution Services Rules of Procedure for Arbitration. Either party may bring a court action to compel arbitration under this Agreement or to enforce an arbitration award.

  Termination of Employment - If NovaCare terminates your employment for any reason other than due cause, NovaCare will continue to pay your base salary bi-weekly for a period of twelve months or until you find employment, whichever comes first. In the event that you accept an offer of comparable employment at a base salary lower than your base salary with NovaCare at the time of your termination, NovaCare will pay you an amount equal to the difference between the two salaries on a monthly basis until the expiration of the one year salary continuation period. All other provisions of NovaCare severance policies will apply in the event of your termination, including the execution of an Agreement and General Release as a precondition to any severance payment. For purposes of this agreement, due cause means (a) any willful and continuing failure to discharge your duties, (b) gross negligence in the performance of your duties, (c) conduct detrimental to the Company, or (d) commission of a felony or any crime or offense involving moral turpitude. You will also be extended Outplacement Benefits appropriate for an executive of your level through a vendor of NovaCare's choice should you be terminated for any reason other than due cause.

  Your employment relationship with NovaCare is at will. Either you or NovaCare may terminate that relationship for any lawful reasons at any time, with or without notice. You and the Company hereby acknowledge that no express or implied commitment or promise of employment for any period of time has been made, and that the at-will nature of this employment relationship may not be altered hereafter, except through a written agreement signed by you an authorized officer on behalf of NovaCare. Your employment is also contingent upon the completion of appropriate references.






  William D. Fuchs
  September 25, 1996
  Page Four


  These issues represent the substantive parts of the employment offer, Bill. Should you want to discuss them, please feel free to call me or Bud Locilento at 610-992-7435. We have a dynamic organization and a bright future. We are all delighted that you will be joining the team. You will be very instrumental in "Helping Make Life a Little Better." Please acknowledge your acceptance of this Agreement by signing the enclosed copy of this letter and returning it to me.

  Welcome to NovaCare.

  Sincerely,


/s/ Timothy E. Foster
_________________________
    Timothy E. Foster

  cc:  A. T. Locilento, Jr.

  Agreed and Accepted:

/s/ William Fuchs                              October 4, 1996
__________________________                    __________________
    William Fuchs                              Date